Exhibit 10-B
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made this 1st day of June, 2008 (the “Effective Date”), by and between CHRISTOPHER M. SWARTZ, individually, whose address is 234 Paddock, Watertown, New York 13601 (hereinafter, at times, referred to as the "Executive"), and SEAWAY VALLEY CAPITAL CORPORATION (“Seaway” or the “Company”), a corporation of the State of Delaware, whose address is 10-18 Park Street, 2nd Floor, Gouverneur, New York.  Company and Executive shall hereinafter collectively, at times, be referred to as the "Parties" or individually, at times, as a "Party" and this Employment Agreement shall hereinafter, at times, be referred to as the "Agreement."

WHEREAS:

A.
Company currently operates retail stores and is also positioned to capitalize on the merging of its operations with those of the operations of North Country Hospitality, Inc. (together, the “Business”);

B.
Company desires to obtain the services of Executive as its employee in the capacity of VICE PRESIDENT and CHIEF OPERATING OFFICER, and Executive desires to provide services to Company as its employee, in such capacities, and in accordance with the terms, conditions and covenants set forth in this Agreement; and,

C.
Company would not have provided Executive with the opportunities, information and other benefits hereinafter described if Executive had not agreed to provide full time and exclusive services (as delimited in Section 1C hereof) relative to the Business for Company as specified hereunder for the full term hereof and pursuant to the terms, conditions and covenants of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           EMPLOYMENT

  A.       Employment

Company hereby hires and employs Executive to serve as its Vice President and Chief Operating Officer. Executive shall have those duties and responsibilities as shall be determined, from time to time, by Company’s Board of Directors.

  B.       Acceptance

Executive hereby accepts its employment hereunder, subject to all of the terms, conditions, and covenants contained in this Agreement.

C.	Loyalty

Subject to his obligations to those entities identified as “other employment” on Exhibit A hereto, which Executive covenants will not materially interfere with his services to the Company,  Executive shall devote his full and exclusive time relative to the Business, attention and best efforts to the performance of his duties under this Agreement. During the term of his employment under this Agreement, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express prior written consent of Company obtained in each instance, voluntarily engage in any conduct, litigation, business practice, governmental, regulatory or administrative agency’s investigation or dispute or in any activity whatsoever competitive with, adverse to or detrimental to the business or affairs of Company, whether alone, as a partner, or as a past or present officer, director, employee, agent, member or shareholder or in any other capacity whatsoever, of any company or other entity except under, and pursuant to, this Agreement, and all fees, commissions, or other income attributable to Executive's business services relative to the Business during the term of this Agreement shall inure to and belong to and be the sole property of Company, as the case may be, subject to the terms and conditions set forth below.

Other than for activities and those activities directly related to those listed below in Exhibit A, Executive shall not act as an employee, consultant, independent contractor or otherwise for any other person, corporation, LLC, LLP, joint venture, partnership or other entity whatsoever nor conduct any other business whatsoever during the term of this Agreement without the express written consent of Company obtained in each instance in advance except as provided herein. Notwithstanding the foregoing to the contrary, nothing herein shall prevent Executive from being a passive investor or receiving dividend or interest income or capital gains from investments, all of which Company acknowledges it shall have no entitlement to. Furthermore, Executive may serve as a member of a board of directors or other organization(s) which do not compete with Company and which do not pose any conflict of interest or appearance of conflict of interest, and may participate in other professional, civic, governmental organizations or activities which do not materially affect Executive’s ability to carry out its full time duties hereunder. Any and all such activities shall be disclosed to Company’s Board of Directors, in advance, during the term of this Agreement.

  D.      Location

Executive shall perform services for Company at such reasonable locations as may be mutually agreed upon by the Parties from time to time.

2.           RESPONSIBILITIES OF EXECUTIVE

  A.       Best Efforts

Executive shall use his best efforts on a full time and regular basis (as delimited in Section 1C above) to perform those services which are customary and consistent with Executive’s role with Company, or as otherwise directed by Company’s Board of Directors and assist Company in a diligent and aggressive manner with the operation and growth of Company and in obtaining new business, acquisition targets, technologies, strategic alliances and other growth producing opportunities.

  B.       Cooperation and Conduct

Executive shall work with Company to assure that he at all times cooperates with Company personnel, conducts himself in a manner consistent with the high image, reputation and credibility of Company and engages in no activities which reflect adversely on Company.

  C.       Reports

Executive shall furnish Company, at intervals as reasonably requested by Company, with all financial reports, budgets, forecasts, and such other information regarding his business efforts on behalf of Company under this Agreement as Company may request from time to time.

  D.      Meetings

Executive shall attend any and all meetings and trade shows as reasonably required by Company, at Company’s expense.

  E.       Compliance with Laws

Executive shall comply with all applicable federal, state and local laws and regulations in performing its obligations hereunder.

  F.       Business Practices

Executive acknowledges Company's corporate policy prohibiting its employees from receiving or offering any gifts, rebates or other payments in connection with any Company related business transaction or relationship, and hereby represents and covenants that he has not made, and will not make, any such payment(s) in connection with any Company related business transaction or relationship and will notify Company immediately if any party requests that any such prohibited payment be made.

3.           SCOPE AND LIMITATIONS OF EXECUTIVE'S AUTHORITY

A.     Trade Practices

At no time shall Executive make any false or misleading representations or engage in any other unfair or deceptive trade practices with respect to Company.  Executive shall refrain from communicating any representations, guarantees or warranties with respect to Company, except such as are authorized expressly by Company in writing or are set forth in Company's literature.

B.     Relationship of the Parties

Executive acknowledges that he is being engaged hereunder as a full time employee of Company, as delimited in Section 1C hereof.  Executive shall not engage in any other commercial venture during the term hereof without Company’s prior written consent.  Subject to the exclusions specifically set forth in Section 1 hereof, Executive further acknowledges and agrees that all income or other earnings which accrue to Executive from his business efforts relative to the Business on behalf of Company during the term of this Agreement (and any extension thereof) shall be the sole and exclusive property of Company, except as may be otherwise agreed upon in writing.

4.           COMPENSATION

   A.     Salary - Cash

Subject to the terms hereof, the cash compensation to be paid by Company to Executive in consideration for all services rendered hereunder shall be an annual salary of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00), U.S. currency.

   B.     Salary – Cash or Stock

Subject to the terms hereof, the Company shall pay an additional amount of compensation to Executive, which shall be an annual amount of Fifty Thousand Dollars ($50,000).  The additional amount shall, at the discretion of the Board of Directors, be payable either in cash or in immediately-saleable shares of the Company’s common stock, which shall be valued for this purpose at 85% of the average of the closing bid prices during the five days preceding issuance.

   C.     Vacation

Executive shall be entitled to FOUR (4) WEEKS per annum of paid vacation hereunder, at times and for duration to be discussed in advance and agreed upon by Company’s Board of Directors.

   D.     Benefit Plans

Executive shall be entitled to participate in any benefit plan maintained by Employer in which the Company’s Chief Executive Officer is a participant, pursuant to the terms and conditions of such plans, if any, if approved by the Board of Directors and stockholders of Employer. At a minimum, such benefit plans shall be the same as or similar to those currently provided to other executives of Company.

   E.     Health Insurance

Executive shall be eligible for the same health insurance benefits (for himself, his spouse and children) as are provided by Company for the Company’s Chief Executive Officer in accordance with the policy in place for Company, which may be modified from time to time, in Company’s sole and absolute discretion.

5.            EXECUTIVE'S BUSINESS EXPENSES

Executive shall be reimbursed for normal and necessary business expenses incurred in connection with his business efforts on Company’s behalf hereunder. Said expenses shall be presented to Company in accordance with its customary policy for approval and shall be promptly reimbursed.

6.            TAXES

Company shall withhold all applicable employment taxes, including Federal and state income taxes, Social Security and unemployment taxes, disability or any similar taxes or other payments, with respect to amounts earned or received by Executive hereunder.

7.           COVENANTS

  A.      Confidential Information

Executive acknowledges that during the term of this Agreement and otherwise during the course of performing services for Company, Executive shall have access to certain written and non-written information which Company considers confidential and proprietary ("Confidential Information"). In consideration for Executive being granted access to such Confidential Information and for the other benefits hereunder, Executive hereby agrees that, during the term of this Agreement and thereafter for a period of THREE (3) YEARS, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Company obtained in each instance, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information.  As used in this Paragraph, "Confidential Information" shall mean any information relating to the business or affairs of Company which is not generally known to the public, including, but not limited to, product or business plans, improvements and developments, Company financial statements; customer and potential customer identities; names and qualifications of Company employees, suppliers; pricing methodologies and profit margins, including information regarding competitive bids, business or acquisition strategies,  internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by Company in connection with its business, and the existence and terms of this Agreement.  Notwithstanding the foregoing, Confidential Information shall not include any information, which is or becomes in the public domain through no wrongful act on the part of Executive or its employees or agents.

  B.      Covenant Not To Compete

In consideration of the undertakings by the Company herein, the Executive covenants for the benefit of the Company as follows:

(a) The “Restricted Period” for purposes of this Covenant shall commence on the date of this Agreement and shall continue for a period ending on the date which is three years after the termination of his employment.

(b) During the Restricted Period the Executive shall not, directly or indirectly, as an employee, consultant or principal, through equity ownership or otherwise, for himself or for any other person, engage in, or assist any other person to engage in, Restricted Activities.  For purposes hereof, “Restricted Activities” shall mean the following:

(i)  Directly or indirectly soliciting, diverting, taking away or attempting to solicit, divert, or take away any business opportunities which became available to the Company or its affiliated entities during the Term of this Agreement.

(ii) Hiring, offering to hire, enticing away or in any manner persuading or attempting to persuade any person affiliated (as employee or as independent contractor) with the Company or any affiliate of the Corporation to discontinue his relationship with such company, or to become employed by any other entity.

(iii) Opening a place of business located within twenty (20) miles of any place of business owned or operated by the Company or any affiliated entity during the last year of the Executive’s employment.

  D.      Equitable Remedies

The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of Company and are considered by the Executive to be reasonable for such purpose. The Executive acknowledges and agrees that any breach of this Section 7 is likely to cause Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees and consents that Company, in addition to such other remedies which may be available, shall have the right to obtain temporary or permanent injunctive relief (along with reasonable legal fees and costs provided Company is the prevailing party) restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 without the necessity of proof of actual damages. Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

8.           DURATION OF AGREEMENT/TERMINATION/SURVIVAL

  A.      Duration

Except in the case of earlier termination, as hereinafter specifically provided, the term (the “Employment Period”) of this Agreement shall be as of the date first above written (the effective date hereof) through and including ONE (1) YEAR from the date first above written; provided, however, that after expiration of the employment period, this Agreement and the Employment Period shall automatically be renewed each January 1 for successive one-year terms so that the remaining term of this Agreement and the Employment Period shall continue to be one year at all times after expiration of the employment period unless the Company or the Executive delivers written notice to the other party at least SIXTY (60) DAYS preceding the expiration of the employment period or any one-year extension date of the intention not to extend the term of this Agreement.

  B.      Termination

Either Executive or Company may terminate this Agreement at will, with or without cause, at any time during the employment period or any extension term (hereinafter referred to as the "Termination Date").  If the termination is without cause, SIXTY (60) DAYS advance written notice must be provided by the terminating Party to the other Party.  EACH PARTY ACKNOWLEDGES THAT SUCH TIME PERIOD IS ADEQUATE TO ALLOW IT TO TAKE ALL ACTIONS REQUIRED TO ADJUST ITS BUSINESS OPERATIONS IN ANTICIPATION OF TERMINATION. If the termination is for Cause, no advance notice shall be required, but may be provided at the option of the terminating Party. “Cause” for purposes of this paragraph shall include, but not necessarily be limited to, the following:

(1)	Termination by Executive

In the case of termination by Executive, Cause shall exist if Company breaches any provision of this Agreement or any other agreement to which Executive and Company are parties.  In the event Executive terminates this contract for Cause, Executive shall be entitled to compensation based on the remaining Term provided for herein. If Executive terminates his employment hereunder without cause, he shall forfeit any remaining salary then payable hereunder for the remaining duration of the term of this Agreement but shall be entitled to all compensation due him as of the date of termination.

(2)           Termination by Company

In the case of termination by Company, Cause shall exist if Executive acts in any way damaging or detrimental to the business or business reputation of Company If Company terminates Executive’s employment hereunder without cause, Executive shall be entitled all salary payable for the balance of the employment period of this Agreement. Should Company terminate Executive’s employment hereunder with cause, Executive shall be entitled to one (1) years salary as severance; provided, however, that such payment shall not be due to Executive in the event Executive is terminated for engaging in action which is materially fraudulent toward the Company or which represents willful disregard of a legitimate instruction of the Board of Directors.

(3)	Additional Cause

Cause shall exist for termination by either Party if the other Party assigns or attempts to assign this Agreement, except as permitted hereunder, liquidates or terminates its business, is adjudicated a bankrupt, makes an assignment for the benefit of creditors, invokes the provisions of any law for the relief of debtors.

(4)           Continuation of Salary

In the event that, prior to the third anniversary of the date of this Agreement, the Executive’s employment is terminated for any reason other than termination by the Executive without cause, and the Executive remains personally liable as a guarantor of any debts against which the Company is required to indemnify the Executive under the terms of the Merger Agreement dated April 1, 2008, then, notwithstanding the termination of employment, the Company will continue to pay Executive the cash compensation provided for  in Section 4(A) and Section 4(B) hereof until the earlier of (a) the date on which all such guarantees are released or the related debts are extinguished or (b) the third anniversary of the date of this Agreement.

  C.      No Representation as to Tenure

THIS AGREEMENT IS EXECUTED BY BOTH COMPANY AND EXECUTIVE WITH THE KNOWLEDGE THAT IT MAY BE TERMINATED OR NOT EXTENDED. EXECUTIVE ACKNOWLEDGES THAT APART FROM THE TERMS OF THIS AGREEMENT, COMPANY HAS MADE NO REPRESENTATION AS TO THE LENGTH OF TIME DURING WHICH THIS AGREEMENT WILL REMAIN IN FORCE.

  D.      Survival

ALL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, OR IN ANY SCHEDULE, CERTIFICATE, DOCUMENT OR STATEMENT DELIVERED PURSUANT HERETO, SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND SHALL BE DEEMED TO HAVE BEEN RELIED UPON (AND NOT BE AFFECTED IN ANY RESPECT BY) THE TERMINATION OF THIS AGREEMENT.

9.            ASSIGNMENT

No Party may assign, transfer or sell all of any of its rights under this Agreement (or delegate all or any of its obligations hereunder) without the prior written consent of the other Party. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

10.          WAIVER

The waiver by either Party of any of its rights or any breaches of the other Party under this Agreement must be in writing to be effective and any such waiver in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances.  All remedies, rights undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

11.          NOTICES

All notices and demands of any kind which either Company or Executive may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by personal delivery, by certified mail-return receipt requested or by commercial courier service, at the addresses set forth in this Agreement or at such other addresses as may be designated hereafter by the Parties in writing.  If by personal delivery or commercial courier, service shall be deemed complete upon the delivery date.  If by certified mail, service shall be deemed complete upon the date of the mailing.

12.          EXECUTION

This Agreement shall become effective only upon its execution by Executive within or outside the State of New York and its subsequent execution by Company in the State of New York, as of the Effective Date.

13.          SEVERABILITY

In the event that any of the provisions of this Agreement or the application of any such provisions to the Parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

14.          PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

15.          ENTIRE AGREEMENT

This Agreement constitutes the final agreement between the Parties pertaining in any manner to the subject matter hereof, and contains all of the covenants and undertakings between the Parties with respect to said subject matter.  Each party to this Agreement acknowledges that no written or oral representations, inducements, promises or agreements have been made which are not embodied herein and the Parties will not rely on any future oral representations, inducements, promises or agreements unless embodied in a written amendment hereto.  Any and all prior or contemporaneous, written or oral agreements between the Parties pertaining in any manner to the subject matter of this Agreement expressly are superseded and canceled by this Agreement.  Except as otherwise provided herein, this Agreement may not be amended, modified or supplemented, except by a written instrument signed by both parties hereto. IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESS PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND.

16.          COUNTERPARTS

This Agreement may be executed in ONE (1) or more counterparts, each of which will be deemed to be any original copy of this Agreement and all of which, taken together, shall be deemed to constitute ONE (1) and the same Agreement.

17.          CONSENT TO JURISDICTION

Company and Executive hereby submit and consent to the exclusive venue and jurisdiction of the Supreme Court of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Company and Executive agree that service of process may be made in any manner permitted by the laws of the State of New York or the federal laws of the United States in any such action, suit or proceeding against Company and Executive with respect to this Agreement.  Company and Executive agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other Party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

18.          ADVICE OF COUNSEL

THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE SOUGHT OR WAIVED INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first appearing above by their duly authorized officers, as set forth below.

By:	SEAWAY VALLEY CAPITAL CORPORATION

/S/ THOMAS SCOZZAFAVA
Thomas Scozzafava, CEO, Chairman

EXECUTIVE

By:	/S/ CHRISTOPHER SWARTZ
Christopher M. Swartz
Individually